SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
FILED BY THE REGISTRANT ☐
FILED BY A PARTY OTHER THAN THE REGISTRANT ☑
Check the appropriate box:
☐      Preliminary Proxy Statement
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☐      Definitive Proxy Statement
☑      Definitive Additional Materials
☐      Soliciting Material under Rule 14a-12
INSITE VISION INCORPORATED
(Name of the Registrant as Specified In Its Charter)
PINTO TECHNOLOGY VENTURES, L.P.
PINTO TECHNOLOGY VENTURES GP, L.P.
PINTO TV GP COMPANY LLC
EVAN S. MELROSE, M.D.
MATTHEW S. CRAWFORD
RICK D. ANDERSON
TIMOTHY P. LYNCH
TIMOTHY McINERNEY
ROBERT O’HOLLA
ANTHONY J. YOST
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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[PTV Sciences Letterhead]
PROTECT YOUR INVESTMENT — VOTE THE ENCLOSED GOLD PROXY CARD
TODAY
August 19, 2008
Dear Fellow Stockholder:
Pinto Technology Ventures, L.P. has been an investor in InSite Vision Incorporated since May 2005. As the beneficial owner of approximately 10.8% of the Company’s common stock as of July 28, 2008, we are the largest beneficial owner of InSite common stock and, by virtue of our share ownership, we believe our interests are directly aligned with the interests of our fellow stockholders. We believe that now is the time for very important changes to be made at InSite.
We have nominated Rick D. Anderson, Timothy P. Lynch, Timothy McInerney, Evan S. Melrose, M.D., Robert O’Holla and Anthony J. Yost as our six highly qualified candidates for election to the InSite Board of Directors (the “Board”) at the Annual Meeting of Stockholders scheduled to be held on September 22, 2008.
The value of your investment has dropped NEARLY 80% SINCE MAY 23, 2006 and we believe stockholders have lost all confidence in the present Board. We strongly believe that it is time for a change and the best course now for all stockholders is to elect our nominees in order to create both a new independent voice and a voice of stockholders with a significant ownership stake in the boardroom.
Our six nominees are committed to creating value for all stockholders. They plan to establish new executive leadership, improve operational performance, develop a fully-integrated strategic plan and improve communication and transparency with stockholders. We believe InSite has the potential, with the right Board and management team, to generate significant value for all InSite stockholders.
If elected, our nominees intend to create a new vision and strategy that will result in a repositioning of InSite and that we believe will increase stockholder value.
WE BELIEVE THE FOLLOWING FACTORS WERE THE BASIC CAUSE FOR THE DISMAL PERFORMANCE OF THE COMPANY’S STOCK:
Lack of Communication of Strategic Direction: The incumbent CEO, executive management team and Board have failed to communicate a long-term operation and development plan to stockholders, despite repeated requests for such information as articulated by representatives of PTV to the Company’s chief executive officer, beginning in January 2008 (and most recently reiterated in July 2008). This lack of communication of strategic direction for growth has diminished the value of the Company to its customers, partners and investors.
Inability to Manage Limited Resources: Management has demonstrated a chronic and consistent inability to manage the Company’s limited cash resources and capital. This is a direct result of management’s inability to operate within planned and communicated budgets. Consider, as an example, the terms of the recent debt financing whereby the Company issued $60.0 million aggregate principal amount of promissory notes with an annual cash coupon rate of 16%.
Ineffective Strategic Leadership/Inaccurate Forecasts: The Company’s executive management and Board have ineffectively managed the strategic relationship with Inspire Pharmaceuticals. As compared to publicly announced financial forecasts, the product sales objective performance criteria continue to fall significantly short of financial targets and milestones communicated to stockholders. This is a clear example of ineffective leadership; the CEO has not displayed the capability or competency to manage a strategic relationship with Inspire, and executive leadership continues to inaccurately forecast the market potential for the Company’s lead product, AzaSite.
Unsuccessful Business Development Strategy: The Company has not maximized the value of the platform technology through either in-licensing, partnering, or business development activity. This is evidenced by its entry into transactions for the commercialization of AzaSite in relatively small foreign markets at very modest royalty rates and minimal, if any, upfront payments.
Excessive Executive Compensation: Compensation packages for the senior management team, and the CEO in particular, have been excessive and unwarranted, especially given the diminished public stockholder value. By way of example, while the stock price dropped 50% during fiscal 2007, the CEO’s total compensation package increased 91% during the same period.
OUR NOMINEES HAVE A VISION FOR SUCCESS
Our Plans for Growth — A Time for Change
Our nominees will implement a three phase plan for the Company. Our plans are to immediately reestablish stockholder confidence by clear, transparent actions that will create long-term sustained value for the Company, employees and the investors.
The following is a summary of the framework of our plan for action:

Phase I: Reestablish Credibility with the Investment Community and Stockholders
•	Establish new executive leadership along with the new board of directors to offer a fresh perspective with a stockholder focused agenda and experience more appropriate for a commercial stage company with a platform technology.

•	Clearly define metrics and a 100 Day Plan for the Company and its employees, partners and customers.

•	Announce new company positioning to the market, including analysts, stockholders and strategic partners.

•	Clearly define a long-term strategy to take advantage of InSite Vision’s DuraSite platform technology.
Phase II: Immediate Actions
•	Initiate a national search for a CEO with a well defined profile to lead the Company.

•	Commence discussions with Inspire to develop an AzaSite “accelerated growth plan” with a more active role in the partnership management, including the establishment of a joint steering committee to manage the commercialization plan for AzaSite.

•	Initiate a global distribution strategy for InSite products.

•	Develop new positioning for the Company and implement a strategy that clearly delineates a path leading to the creation of long-term value that maximizes the DuraSite platform technology. Shift focus toward a commercial stage specialty bio-pharmaceutical company focused on ophthalmics.

•	Engage a third-party compensation consultant to evaluate executive compensation and make recommendations to align executive compensation with the creation of stockholder value by tying compensation directly to the achievement of corporate objectives.
Phase III: The 100 Day Plan Commitments
•	Recruit a new CEO with extensive commercial and business development experience in ophthalmology with a more investor-friendly operating and presentation style appropriate for a commercial stage organization.

•	Initiate an immediate external review of in-licensing opportunities to bring new products into the Company portfolio and pipeline to help create additional value by leveraging the DuraSite platform.

•	Conduct a review of the InSite product portfolio resulting in both reprioritizing and repositioning the Company’s pipeline to maximize value.

•	Perform review of management responsibilities and budgetary planning. Complete budget review to optimize cash on hand and to maximize capital efficiency for short and long-term growth strategies.

•	Meet with current and perspective partners to discuss accelerated growth strategies for global sales expansion of AzaSite and AzaSite Plus.

•	Revise review and selection process for international distribution strategies and partnerships for AzaSite and AzaSite Plus.

•	Develop a fully integrated strategic plan to be communicated to all stockholders within the first 100 days of new management to provide a clear path forward for the Company’s growth and a road map for the future based on InSite’s capabilities and technology.

•	Improve communication and transparency by and among the CEO, Board of Directors and stockholders. We will hold an open conference call or town hall meeting to allow an opportunity for stockholders to ask questions of the executive management team and Board of Directors. We believe that, as fiduciaries of the stockholders, the management team and Board of Directors must work on behalf of the stockholders to maximize stockholder value, and direct input is an essential component of this process.
In sum, if you share our concerns and believe in our plan to:
•	Restore investor confidence, goodwill and trust;

•	Establish new executive leadership;

•	Improve operational performance;

•	Develop a fully-integrated strategic plan; and

•	Improve communication and transparency by and among the CEO, the Board and InSite’s stockholders...
PLEASE VOTE FOR OUR NOMINEES BY SIGNING, DATING AND RETURNING THE GOLD PROXY CARD, OR VOTING BY TELEPHONE OR OVER THE INTERNET AS DESCRIBED ON THE GOLD PROXY CARD, TODAY!
Every vote is important. Regardless of the number of shares you own, we urge you to support our nominees. Every vote counts! If you have any questions or require assistance voting your proxy, please call MacKenzie Partners, Inc. at (800) 322-2885.
We thank you for your continued support.
Very truly yours,

On Behalf of Pinto Technology Ventures, L.P.

/s/ Evan S. Melrose, M.D.

By:	Evan S. Melrose, M.D.
Title:	Managing Director, PTV Sciences
In connection with InSite Vision Incorporated’s upcoming 2008 annual meeting of stockholders (the “Annual Meeting”), Pinto Technology Ventures, L.P. (“PTV”), has filed with the Securities and Exchange Commission (the “SEC”) a proxy statement (the “PTV Proxy Statement”) and related materials for the solicitation of proxies from InSite stockholders for use at the Annual Meeting. PTV, its director nominees and certain of PTV’s affiliates are or may be deemed to be participants in the solicitation of proxies with respect to the Annual Meeting. Information regarding PTV, its nominees and such participants is contained in the Schedule 14A and related materials filed by PTV with the SEC. InSite stockholders should read the PTV Proxy Statement and related materials filed with the SEC with respect to the Annual Meeting because they contain important information. These materials are available without charge at the SEC’s website at www.sec.gov.

IMPORTANT
Your vote is important, no matter how many or how few shares you own. To vote your shares, please sign, date and return the GOLD proxy card. You may also vote by phone at 1-888-693-8683 or on the Internet by going to www.cesvote.com and following the instructions on the GOLD proxy card. Do not return any WHITE proxy card that you receive from management. If you have any questions or need assistance voting your shares, please contact MacKenzie Partners, Inc., which is assisting us in this matter, toll-free at (800) 322-2885 or insiteproxy@mackenziepartners.com.

Stockholders can vote by mail, telephone or internet by following the instructions on the enclosed GOLD proxy card.

If you have questions or need assistance voting your shares please contact:

105 Madison Avenue
New York, New York 10016
insiteproxy@mackenziepartners.com
Call Collect: (212) 929-5500
or
Toll-Free (800) 322-2885